Exhibit 10.24

[ORACLE USA, INC. LETTERHEAD]

June 20, 2005

Gregory B. Maffei

Dear Greg:

We are pleased to offer you the position of President and Chief Financial Officer with Oracle Corporation reporting to Lawrence J. Ellison. Your appointment as Chief Financial Officer will be effective the day following the filing of Oracle’s Form 10-K for fiscal year 2005. We offer you starting compensation at an annual rate of $800,000. In addition, you will be eligible to participate in the standard compensation plan for your position; for Oracle’s fiscal year 2006, your target bonus will be 100% of base salary. Even if you do not meet all targets for the payment of this bonus, provided you remain employed at the close of Oracle’s fiscal year 2006, you will be paid the $800,000 bonus in full. You will accrue paid vacation at the rate of 18 days per year, subject to the terms of Oracle’s vacation policy.

The following global functions will report to you: controllership (includes a number of financial and administrative functions), treasury, taxation, investor relations, real estate, manufacturing and distribution, customer leasing, human resources and legal (which also will have a dotted line to Oracle’s Chairman of the Board). While Oracle’s internal audit group reports directly to the Audit Committee, it will report indirectly to you, and you will have administrative oversight of it.

The Compensation Committee of Oracle’s Board of Directors (the “Compensation Committee”) has approved the terms set forth in this offer. Following the acceptance of this offer, a proposal will be submitted to the Board of Directors requesting approval to grant you an option to purchase 4,000,000 shares of common stock pursuant to the 2000 Long-Term Equity Incentive Plan, as amended (the “Plan”) with an effective grant date of the day you begin your Oracle employment. The option will be priced based upon Oracle’s stock price at the close of the market on the day prior to the option grant date. The option will be issued under a written agreement and will be subject to qualification under all applicable securities regulations. As long as you remain continuously employed by Oracle, you will be eligible to exercise your right to purchase one quarter of the option shares per year, beginning one year after the Board grants your option, subject to the terms of your written option agreement.

We agree that you will be able to work out of offices in both Seattle and Oracle headquarters. Oracle agrees to reimburse all reasonable documented business expenses you incur as part of your Oracle employment, and will gross up such expenses to the extent they are recorded as income. If you move to California, Oracle will pay reasonable, documented relocation expenses, not to exceed $500,000, in connection with your move from Seattle. In addition, Oracle will gross-up these reimbursed relocation expenses for applicable taxes.

If you are involuntarily terminated by Oracle other than for gross misconduct after appropriate notice and time to cure, provided the Company deems your actions capable of being cured (“Cause”), or if you resign for Good Reason (as defined below), prior to the second anniversary of your start date, you will execute a full release of claims and, in exchange, receive as severance a cash lump sum payment of $3,200,000 which shall be subjected to appropriate taxation. After the second anniversary of your start date, if you are involuntarily terminated, other than for Cause, or if you resign for Good Reason, you will execute a Release and, in exchange, receive a cash lump sum severance payment of one year’s base salary and pro-rated bonus, which shall be subjected to appropriate taxation. Good Reason for purposes of this letter agreement shall mean the occurrence, without your consent, of any material adverse change in your title, reporting relationship or responsibilities or any material breach by Oracle of this letter agreement.

This offer of employment is contingent upon your satisfactory completion of Oracle’s pre-employment background screening process, which will include education and employment verification as well as a criminal records search.

[ORACLE USA, INC. LETTERHEAD]

You agree to comply with the Insider Trading restrictions applicable to Oracle Officers and Directors for one fiscal quarter following your separation from Oracle, regardless of the reason for your separation. Among other things, under these restrictions, you are prohibited from trading in Oracle securities during the last month of the fiscal quarter and until two full trading days following Oracle’s earnings announcement for that fiscal quarter. Notwithstanding the foregoing, your proposed stock option referenced in this letter agreement shall be subject to the time limitations on exercise set forth in Section 6(i) of the Plan (the “Remaining Option Exercise Period”); provided that, subject to the approval of the Compensation Committee, if any “No Trading” period under Oracle’s Insider Trading Policy occurs during the Remaining Option Exercise Period, the Remaining Option Exercise Period shall be extended by the number of days equivalent to any such “No Trading” periods such that the total amount of time you will have to exercise the vested portion of this stock option shall be equal to the original Remaining Option Exercise Period.

Although Oracle policy is that its Executives may serve only on one outside Board of Directors, Oracle agrees that as an exception to this policy, you may remain on the Board of Directors of both Electronic Arts and Starbucks.

To accept this offer, please sign the enclosed Employment Agreement (be sure to confirm your intended start date with your manager), the Proprietary Information Agreement and all other documents required and return them to Oracle in the enclosed envelope. Employment and employee benefits can only begin after you have signed these documents and they have been received by our Employee Service Center. If you have any questions regarding these documents, please feel free to call our Employee Service Center at (888) 404-2494.

If you have any questions regarding the conditions of your offer, please feel free to call your manager, Lawrence J. Ellison at                 , or the Human Resources Sr. Vice President, Joyce Westerdahl at             . This offer remains open until the 30th of June 2005. We look forward to having you begin work with us.

Sincerely,

/s/ Joyce E. Westerdahl
Joyce E. Westerdahl Senior Vice President, Human Resources

Enclosure: New Employee Packet

Employment Agreement & Mutual Agreement to Arbitrate

Please read this Agreement carefully before you agree to its terms by signing it. You may wish to consult an attorney prior to signing the Agreement. The Agreement sets forth certain important benefits, terms and conditions related to your employment with Oracle. It also sets forth the mutual agreement between you and Oracle to arbitrate any dispute or claim arising out of or related to your Oracle employment and to waive all rights to a trial or hearing before a court or jury.

Proprietary Information

Oracle’s proprietary rights and confidential information are among the company’s most important assets. In addition to signing this Agreement as a condition of employment, you also must sign the Proprietary Information Agreement included in the New Employee Packet.

Oracle Policies

Your adherence to the Oracle Code of Ethics and Business Conduct, set forth in a booklet included in the New Employee Packet, is vital to Oracle and to your success at Oracle. When you sign this Agreement, you are agreeing to thoroughly familiarize yourself with the Oracle Code of Ethics and Business Conduct and you are agreeing to abide by it. You also agree to take Oracle’s Ethics and Business Conduct course, available on-line through Oracle’s intranet. In addition, when you sign this Agreement, you are acknowledging that you have read the letter addressing Oracle’s Safety Program highlights included in the New Employee Packet. The Oracle Code of Ethics and Business Conduct and the Oracle Employee Handbook are on the Oracle intranet and accessible to all employees. You agree, after beginning employment, to access the Employee Handbook and thoroughly familiarize yourself with Oracle policies and to abide by them. Additionally, from time to time, Oracle will communicate important information about its policies by way of electronic mail notification and/or the Oracle intranet. By signing this agreement, you agree to thoroughly review these policy communications and to abide by them.

Employment Eligibility

In order to comply with the Immigration Reform and Control Act of 1986, the federal government requires the company to examine documents which prove your legal right to work in the United States. Please see the Verification of Eligibility for Employment information which also is a part of the New Employee Packet.

Benefits

Oracle offers its employees a comprehensive medical, dental, vision, life and disability insurance package through Oracleflex, a flexible benefits program. Oracleflex may require employee contributions. The company also offers benefits including a 401(k) Savings and Retirement Plan, an Employee Stock Purchase Plan, a Dependent Care Reimbursement Plan and an Educational Reimbursement Plan. The details of these plans are included in the New Employee Packet and/or are available on the Oracle intranet. You understand that you must make your Oracleflex benefits elections within the limited time period set forth in the communication accompanying your personal identification number that you will receive after beginning employment.

By signing this Agreement, you authorize Oracle to deduct from your compensation any and all contributions associated with your elections under Oracleflex, the Oracle 401(k) Savings and Investment Plan, the Oracle Employee Stock Purchase Plan, or any other benefit offered by Oracle in which you participate and for which an employee contribution is required.

Your starting compensation, position and other terms and conditions related to your employment are set forth in the offer letter you received. By signing this Agreement, you also are agreeing to the terms and conditions set forth in the offer letter. Oral or written representations contradicting or supplementing the terms of the offer letter are not valid.

At-Will Employment

Employment at Oracle is at-will. The company makes no express or implied commitment that your employment will have a minimum or fixed term, that Oracle may take adverse employment action only for cause or that your employment is terminable only for cause. Either you or Oracle may terminate the employment relationship at any time for any reason. Additionally, Oracle may take any other employment action at any time for any reason. No one at Oracle may make, unless specifically authorized in writing by Oracle’s Board of Directors, any promise, express or implied, that employment is for any fixed term or that cause is required for the termination of or change in the employment relationship.

Equal Employment Opportunity and Escalation Process

Oracle believes that all employees should be treated fairly and equitably in conformance with its Equal Employment Opportunity policies. We take personnel action without regard to race, color, national origin, sex, marital status, age, religion, disability or sexual orientation. Our commitment to these policies applies to every phase of the employment relationship, and we make every effort to comply with these policies. If, however, you feel you have not been treated fairly in some way in your Oracle employment, you agree, before taking any other action, to make a written complaint to a Director of the Human Resources Department and to allow individuals within the Department a reasonable period of time in which to investigate and informally attempt to resolve your issues.

Mutual Agreement to Arbitrate

You and Oracle understand and agree that any existing or future dispute or claim arising out of or related to your Oracle employment, or the termination of that employment, will be resolved by final and binding arbitration and that no other forum for dispute resolution will be available to either party, except as to those claims identified below. The decision of the arbitrator shall be final and binding on both you and Oracle and it shall be enforceable by any court having proper jurisdiction.

The arbitration proceedings shall be conducted pursuant to the Federal Arbitration Act, and in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association or the Employment Arbitration Rules and Procedures adopted by Judicial Arbitration & Mediation Services (“JAMS”). The arbitrator will have all the powers a judge would have in dealing with any question or dispute that may arise before, during and after the arbitration.

Claims Not Covered

Claims for benefits under the workers’ compensation, unemployment insurance and state disability insurance laws are not covered by this Arbitration Agreement. Additionally, claims by you or by Oracle for temporary restraining orders or preliminary injunctions (“temporary equitable relief”) in cases in which such temporary equitable relief would be otherwise authorized by law are not covered by this Arbitration Agreement. In such cases where temporary equitable relief is sought, the trial on the merits of the action will occur in front of, and will be decided by, the arbitrator, who will have the same ability to order legal or equitable remedies as could a court of general jurisdiction.

Costs

Oracle agrees to bear the costs of the arbitrator’s fee and all other costs related to the arbitration, assuming such costs are not expenses that you would be required to bear if you were bringing the action in a court of law. You and Oracle shall each bear your own attorneys’ fees incurred in connection with the arbitration, and the arbitrator will not have authority to award attorneys’ fees unless a statute at issue in the dispute or other appropriate law authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys’ fees as permitted by the applicable statute or law.

Consideration

You understand and acknowledge that you are offered employment in consideration of your promise to arbitrate claims. In addition, the promises by Oracle and by you to resolve claims by arbitration in accordance with the provisions of this Arbitration Agreement, rather than through the courts, provide consideration for each other.

Knowing and Voluntary Agreement; Complete Agreement

You understand and agree that you have been advised to consult with an attorney of your own choosing before signing this Employment Agreement & Mutual Agreement to Arbitrate, and you have had an opportunity to do so.

YOU FURTHER UNDERSTAND AND AGREE THAT YOU HAVE READ THIS EMPLOYMENT AGREEMENT & MUTUAL AGREEMENT TO ARBITRATIE CAREFULLY. BY SIGNING IT, YOU ARE EXPRESSLY WAIVING ANY AND ALL RIGHTS TO A TRIAL OR HEARING BEFORE A COURT OR JURY OF ANY AND ALL DISPUTES AND CLAIMS SUBJECT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT WHICH CLAIMS YOU MAY NOW OR IN THE FUTURE HAVE.

This Arbitration Agreement contains the complete agreement between Oracle and you regarding the subject of arbitration and alternate dispute resolution, and supersedes any and all prior written, oral, or other types of representations and agreements between Oracle and you, if any.

Severability

If any portion of this Employment Agreement & Mutual Agreement to Arbitrate shall, for any reason, be held invalid or unenforceable, or contrary to public policy or any law, the remainder of the Agreement shall not be affected by such invalidity or unenforceability, but shall remain in full force and effect, as if the invalid or unenforceable term or portion thereof had not existed within this Agreement.

Modification

This Employment Agreement & Mutual Agreement to Arbitrate may be modified only in a writing, expressly referencing this Agreement and you by full name, signed by you and Oracle’s Board of Directors.

By signing below you are agreeing that you have read and understood every provision of this Agreement and that, in consideration for your employment at Oracle, you agree to abide by its terms.

ACKNOWLEDGED AND ACCEPTED:

GREGORY B. MAFFEI
Print Name

/s/ Gregory B. Maffei	6/21/05
Signature	Date